EXHIBIT 10.4



                               CONSULTING AGREEMENT

        CONSULTING AGREEMENT dated as of March 29, 1995, by and between Lomas Financial Corporation, a Delaware corporation (the "Company") and Robert E. Byerley, Jr. ("Consultant").

        WHEREAS, Consultant and  the Company have  previously entered into
an Employment  Agreement   dated  as  of   April  1,  1993   (the
"Employment Agreement");

        WHEREAS, effective March 29, 1995, Consultant wishes to participate in the enhanced pension program offered by the Company and the parties wish to terminate the Employment Agreement;

        WHEREAS, the Company's management desires that it be able to continue to call upon the experience and knowledge of Consultant for consultation services and advice;

        WHEREAS, Consultant is willing to render such services to the Company on the terms and conditions hereinafter set forth in this Agreement; and

        WHEREAS, the Company and Consultant further desire to enter into this Agreement to provide, among other things, for the payment to Consultant of certain severance benefits upon termination of the Employer-employee relationship between the Company and Consultant;

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and Consultant's long prior service to the Company, and in cancellation and settlement of all obligations under the Employment Agreement, the parties agree as follows:

        1. Participation and Appointment. Consultant shall remain employed by the Company until March 29, 1995, upon which date Consultant shall elect to participate in the enhanced pension program offered by the Company pursuant to which he will be credited with five (5) additional years of age and service under the Company pension plan; provided, however, that Consultant shall continue to be an officer of the Company with the title of Senior Vice President during the Consulting Term (as hereinafter defined), unless a successor shall have been elected at an
earlier date  by the Company's  Board of  Directors.   Consultant's
secretary, Deborah Nesbitt, will be terminated on the termination date of this Agreement but will receive as severance pay (in lieu of any payment under the Company severance plan) fifty percent (50%) of her current annual base salary.

        2.   Severance Benefit.  (a)  On March 29,  1995 (i) the Company
will pay Consultant $286,778 representing all but $100,000 of his severance benefits pursuant to the Employment Agreement less all applicable federal, state and local withholding taxes; (ii) Consultant will pay the Company $111,831.51 representing money borrowed from the Company and evidenced by a certain promissory note dated July 29, 1993 in the original principal amount of $100,000; (iii) the Company will defer the $100,000 remainder of Consultant's severance benefit (the "Deferred Payment") pursuant to the provisions of this Paragraph 2(a); (iv) the Company will pay Consultant for up to eighty (80) hours of accrued but unused vacation and (v) the Company will reimburse Consultant, in accordance with current Company policy, for all necessary and reasonable costs and expenses incurred on behalf of the Company. The Company will cause to be
paid to Consultant, on or before (i) April  30,   1995,   approximately
$61,236   and   $8,883,   representing, respectively, Consultant's vested
interest in the Company pension plan and supplemental excess retirement plan, (ii) May 10, 1995, approximately $106,615, representing the enhanced pension benefit payable to Consultant under the enhanced pension program referred to in Paragraph 1 and (iii) June 30, 1995, the vested interest of Consultant (increased by the enhanced pension program referred to in Paragraph 1) in the Company 401(k) plan.

        Unless this Agreement is terminated voluntarily by Consultant pursuant to Paragraph 7(b), on September 30, 1995 the Company will pay to Consultant the Deferred Payment plus interest at the rate of six percent
(6%) per annum.   The Company shall  secure and  perform its obligation  to
pay the Deferred Payment by delivering to Consultant within five (5) business days after the execution of this Agreement a letter of credit (the "Letter of Credit") in the amount of $103,000, drawn on Bank One, Texas, N.A. (the "Bank"). The Letter of Credit shall provide that it may be drawn upon by Consultant or, in the event of his death, his executor or administrator, in the amount of the Deferred Payment plus interest at six percent (6%) per annum, upon delivery to the Bank of an executed, notarized statement stating that any one or more of the following events (a "Draw Event") has occurred:

        (A) Consultant's retention under this Agreement has been terminated by the Company;

        (B)  Consultant has died;

        (C) Consultant has not voluntarily terminated his retention under this Agreement prior to September 30, 1995; or

        (D)  there   has  occurred  any  one  or  more  of  the  following
(a "Liquidation Event"):

             (1) the Company or Lomas Mortgage USA, Inc. has filed a voluntary petition in bankruptcy;

             (2) the Company or Lomas Mortgage USA, Inc. has had an involuntary petition in bankruptcy filed against it;

             (3) the Company or Lomas Mortgage USA, Inc. has been placed in receivership or conservatorship; or

             (4) the Company or Lomas Mortgage USA, Inc. has in any manner disposed of all or substantially all of its assets; provided that the Letter of Credit shall state that in the case of Draw Events, other than a Liquidation Event, payment may not be made unless Consultant furnishes to the Bank evidence that the Company has been notified of the Draw Event and the Company has not objected to the Bank in writing within three (3) days of the date of receipt of notice of the Draw Event. Consultant may upon the occurrence of a Liquidation Event draw upon the Letter of Credit without any notice to the Company, and such payment shall be deemed to have been made as of the close of business on the day prior to the occurrence of the Liquidation Event.

        (b) If, within six (6) months after the end of the Consulting Term the Company effects a Transaction, as hereinafter defined, with an individual or entity with whom the Company has held discussions during the Consulting Term regarding a possible Transaction, Consultant shall be eligible to participate in the "success bonus" arrangement attached hereto as Exhibit "A" established by the Compensation Committee of the Board of Directors for senior executives of the Company in connection with the sale of all or a substantial portion of the Company. In the context of this Paragraph 2(b), a "Transaction" shall mean a disposition or transfer of all or a majority of the stock or assets of the Company or Lomas Mortgage USA, Inc., whether in the form of a sale, spin-off, joint venture or
other   similar  arrangement, in one transaction  or a series of transactions after January 1, 1994.

        (c) (i) Consultant will be eligible to participate in the Company's welfare plans as amended from time to time to include group medical plan, group life plan and group accidental death and dismemberment plan at the employee premium rate for twenty-four (24) months subsequent to the termination of this Agreement and, thereafter, on the basis and for the remainder of the period set forth in the enhanced pension program offered by the Company; provided, however, that Consultant's right to such continued participation shall cease if Consultant receives comparable coverage as a result of future employment. In the event that Consultant's participation in any such welfare plan is barred, the Company shall arrange to provide Consultant with benefits substantially similar to those which Consultant would otherwise have been entitled to receive under such welfare plans from which his continued participation is barred.

        (d) All 30,000 outstanding stock options with an exercise price of $8.25 granted to Consultant shall be fully vested and shall expire twenty-four (24) months subsequent to the termination of this Agreement and the Company shall make such amendments to the plans and the outstanding awards as may be necessary to effectuate the provisions of this Paragraph 2(d).

        (e) Consultant shall continue to be eligible to participate in the "Stock Based Incentive Compensation Plan" arrangement attached hereto as Exhibit "B" established by the Compensation Committee of the Board of Directors for senior executives of the Company.

        (f) Consultant expressly acknowledges and agrees that the severance benefits described in this Paragraph 2 constitute the only benefits to which Consultant is entitled as a result of Consultant's severance and that upon execution of this Agreement by Consultant and the Company, the Employment Agreement shall be null and void.

        3.   Term of Agreement.   Consultant shall be retained by  the
Company for a period commencing on March 30, 1995, and terminating on the earlier of the date on which a Transaction is effected or September 30, 1995, unless extended to December 31, 1995 at the option of the Company exercised by delivering written notice of such intent to extend on or before August 31, 1995 (the initial period and any extension thereof shall constitute the "Consulting Term").

        4. Position and Responsibilities. Consultant agrees to serve as a consultant to the Company and to render such advice and services to the Company as reasonably may be requested by the Chief Executive Officer or
the Board of Directors  of the Company.   The services  to be performed  by
Consultant under this Agreement shall include, but not be limited to, financial restructuring of the Company, facilitation of a Transaction, the sale of the Company's artwork and the restructuring of The L&N School, and Consultant shall perform such services during the Consulting Term unless and until another person is designated to perform any of such services by
the  Chief Executive  Officer  or the  Board of  Directors.   Allowing  for
reasonable and customary paid vacations and taking into account the nature of the services provided, Consultant shall devote substantially all of his working time and effort to rendering services under this Agreement. Consultant is required to perform his services under this Agreement in a manner that insures that he is not an employee of the Company as defined by state or federal law, including but not limited to the rules and regulations of taxing authorities.

        5.   Compensation.  The  Company  shall   pay  Consultant  a
monthly retainer in advance (the "Retainer") of $15,000 during the Consulting Term.


        6.   Expenses and Other Facilities.   (a)  During the  Consulting
Term Consultant  shall  be reimbursed  in accordance  with  the policies  of
the Company  for  necessary  and   reasonable  business  expenses  incurred
by Consultant in connection with the performance of his duties hereunder, which necessary and reasonable business expenses will not include a car allowance, athletic, social or country club dues or the costs of owning and operating cellular telephones.

        (b) During the Consulting Term the Company shall continue to make available to Consultant, without any expense to him, an office and such administrative staff as reasonably may be necessary to perform his consulting duties. In addition, the Company will provide for
telephone,  telecopy,  Xerox,   supplies,  mail,  and  express  mail
services  as  may  reasonably be required by Consultant.

        7.   Termination  and  Liquidated Damages.    (a)  This Agreement
and Consultant's retention hereunder may be terminated at any time by either party upon thirty (30) days prior written notice to the other
party.   In the  event  of  (i)  such  a  termination by  the  Company, other than a termination for "Cause," as hereinafter defined, or (ii) a termination at any time by Consultant as a result of a breach of this Agreement by the Company, Consultant shall be entitled to receive as liquidated damages an amount in cash equal to the then-present value of all remaining payments due hereunder (y) through September 30, 1995 if the Company elects not to extend this Agreement and (z) through December
31, 1995 if  the Company  elects to extend this Agreement.   Such amount
shall be calculated using a discount rate of 6% per annum and shall be paid in a single sum not later than ten (10) days after any such termination.

        (b) (i)   In  the event  of a voluntary  termination of  his
retention hereunder by Consultant prior to the end of the Consulting Term other than as set forth in clause (a) (ii) above, the Company will have no further obligation to make payments to Consultant following any such termination and Consultant shall forfeit, to the extent not already paid, all rights to the Deferred Payment, his portion of the "success bonus" described in Paragraph 2(b), and his portion of the "Stock Based Incentive
Compensation Plan" described  in Paragraph  2(c).   Consultant shall  not be
subject to liability for breach of this Agreement by reason of his voluntary termination of his retention hereunder.

        (ii) In the event of a termination of Consultant's retention hereunder by the Company for "Cause," the Company will have no further obligation to make payments to Consultant following any such termination and Consultant shall forfeit, to the extent not already paid, all rights to his portion of the "success bonus" described in Paragraph 2(b) and his portion of the "Stock Based Incentive Plan" described in Paragraph 2(c).

        (c)  For  purposes   of  this   Agreement,  "Cause"  shall   mean
(i) Consultant's  willful and  continued failure  substantially to  perform
his duties   hereunder  (other  than   as  a  result   of  Consultant's
death, "disability" [as defined under the Company's Long-Term Disability Plan] and other than as a result of breach of this Agreement by the Company), (ii) Consultant's dishonesty in the performance of his duties hereunder or (iii) an act or acts on Consultant's part constituting a felony under the laws of the United States or any state thereof.

        (d) In the event of any termination of this Agreement pursuant to Paragraph 7(a), the Company shall continue to provide Consultant with the benefits specified in Paragraph 2(c).

        8.   Status; Taxes.

        (a)  Status  of Consultant.   During  the Consulting  Term,
Consultant shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company except to the extent set forth in Paragraphs 2(b), (c), (d) and (e). Consultant shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and he shall not represent to the contrary to any person. Consultant shall only consult, render advice and perform such tasks as Consultant determines are necessary to complete the projects specified by the Company. Although the Company may specify the projects to be assigned to Consultant and may control and direct him in that regard, the Company shall not control or direct Consultant as to the details or means by which such projects are accomplished.

        (b)  Taxes.    It  is intended  that  the  amounts  paid hereunder
to Consultant under Paragraphs 2(b), 2(e) and 5 shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding
from wages   or  as   employee   contributions  under   the  Federal
Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.

        9.   Non-Competition.   During the  Consulting Term,  Consultant
shall not directly or indirectly be or remain employed by, or render services for, any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise engaged in any business, which is in competition with any business currently conducted by the Company. During the period from March 30, 1995 through March 30, 2000, Consultant shall not directly or indirectly participate by or on behalf of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise in any pending or threatened action, claim, suit or proceeding which is or threatens to become adverse to the Company or any business currently conducted by the Company, by or before any state,
Federal, foreign,  or  other court  or  governmental    department,
commission,   board,    bureau,   agency   or  instrumentality.

        10.  Confidentiality.     During  and   after  the   Consulting
Term,  Consultant  shall not  disclose  or use  for  Consultant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result
of  Consultant's breach of  this  covenant.    Any   provision  of  this
Agreement  to   the  contrary notwithstanding, Consultant's  obligations
pursuant to this Paragraph 10 shall survive any termination of this Agreement and Consultant's retention hereunder.

        11.  Specific Performance.   Consultant  acknowledges and  agrees
that the Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 9 or Paragraph 10 would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the

Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        12.  Miscellaneous.

        (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

        (b)  Entire  Agreement; Amendments.    This Agreement  supersedes
all prior   agreements  between   Consultant  and   the  Company   relating
to Consultant's employment and the termination thereof, including, without limitation, the Employment Agreement, and, together with the agreements evidencing the stock options and other awards referred to in Paragraph 2(d) and the documents evidencing the benefits to which Consultant is entitled pursuant to Paragraphs 2(a), (b), (c) and (e), contains the entire understanding of the parties with respect to the retention of Consultant by the Company; provided, however, that this Agreement shall
not impair any rights  or  benefits   accrued  by  Consultant  under   any
benefit plan, compensation arrangement or pension, excess retirement or management security plan of the Company prior to the termination of his
employment on March   29,  1995.    Except  as  aforesaid,  there  are  no
restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

        (c)  No  Waiver.   The  failure  of  a  party  to insist  upon
strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        (d)  Severability.    In  the  event  that  any one  or  more  of
the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.


        (e) Assignment. This Agreement shall not be assignable by Consultant and shall be assignable by the Company only with the consent of Consultant which consent shall not be unreasonably withheld; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

        (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Consultant by the Company shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.

        (g)  Successors; Binding Agreement.

             (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this
          Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession
          had taken  place.   Failure of the Company to obtain  such
          agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Consultant to the benefits set forth in Paragraph 7(a).

             (ii) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

        (h)  Notice.   For  the purposes  of this  Agreement, notices  and
all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by
United States   registered  mail,  return   receipt  requested,  postage
prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Lomas Financial
Group or to such  other address  as either  party may  have furnished  to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   /s/ ROBERT E. BYERLEY, JR.
                                   ----------------------------------------
                                       ROBERT E. BYERLEY, JR.

                                      Address:  3600 N. Versailles
                                                Dallas, Texas 75209

                                      LOMAS FINANCIAL CORPORATION


   ATTEST:                    By:  /s/ ERIC D. BOOTH
                                   ----------------------------------------
                                   Eric Booth
                                   President & Chief Executive Officer

   /s/ RAMONA TAYLOR
   ---------------------------
   Ramona Taylor, Secretary
                                      Address:  1600 Viceroy Drive
                                                Dallas, Texas 75235
        (SEAL)

                                   Exhibit "A"

                           "Success Bonus" Arrangement



   LOMAS                                                         Memorandum


- ---------------------------------------------------------------------------

   Date:     September 9, 1994


   To:       Gary Kell
             Jim Crowson
             Bert Byerley
             Gary White
             Ramona Taylor


   From:     Jess Hay


   Re:       Success Bonuses - Project X



               As you previously have been advised, the Board of Directors of Lomas Financial Corporation, in January 1994, retained
               Salomon Brothers,   Inc.  to   assist  Lomas   in   evaluating

               strategic alternatives to maximize stockholder values. Options to be considered include the possibility of
               merging  with or  being acquired   (in  whole   or  in
               substantial  part)   by  another institution.

               As an incentive to you and other senior officers of the Company, the Compensation Committee of the Board, at the meeting thereof on January 25, 1994, adopted the following resolution related to the Salomon initiative (which is referred to in the resolution as Project X):

                         "RESOLVED,   that  a   formula  for   establishing
                    the aggregate amount of success bonuses to be awarded upon the successful conclusion of Project X is hereby approved as follows:

                              A.   The minimum aggregate amount
                                   payable at closure of any
                                   transaction resulting from
                                   Project X that is acceptable
                                   to the Board of Directors:      $2,000,000

               Memorandum
               September 9, 1994
               Page Two



                              B.   The aggregate amount payable at
                                   various prices per share
                                   (including the $2 million
                                   minimum):

                                   $13.50              $2,200,000
                                   $13.75              $2,400,000
                                   $14.00              $2,600,000
                                   $14.25              $2,800,000
                                   $14.50              $3,000,000
                                   $14.75              $3,200,000
                                   $15.00              $3,400,000
                                   $15.25              $3,600,000
                                   $15.50              $3,800,000
                                   $15.75              $4,000,000
                                   $16.00              $4,200,000
                                   $16.25              $4,400,000
                                   $16.50              $4,600,000
                                   $16.75              $4,800,000
                                   $17.00              $5,000,000
                                   $17.25              $5,200,000
                                   $17.50              $5,400,000
                                   $17.75              $5,600,000
                                   $18.00              $5,800,000
                                   $18.25              $6,000,000
                                   $18.50              $6,200,000
                                   $18.75              $6,400,000
                                   $19.00              $6,600,000
                                   $19.50              $6,800,000
                                   $20.00              $7,000,000

                         FURTHER   RESOLVED,  that 50  percent of  any
                    aggregate bonuses payable under the foregoing formula hereby is allocated to and shall be distributed to Jess Hay.

                         FURTHER   RESOLVED,  that 50  percent of  any
                    aggregate bonuses  payable   under  the  foregoing
                    formula shall be allocated among and distributed to Gary Kell, James L. Crowson, David L. Chapman II, Robert E. Byerley, Jr., Gary White, and up to 15 other key executives to be designated by Jess Hay, in such respective amounts as may be determined by Jess Hay."

               Memorandum
               September 9, 1994
               Page Three


                    (The 50 percent of the aggregate bonuses payable under the foregoing resolutions which is to be allocated by me hereinafter is called "the residual bonus pool".)

               Initially, the residual bonus pool was allocated as follows:

                    Name                           Percentage
                    ----                           ----------

                    Gary Kell                         17.5
                    James L. Crowson                  17.5
                    Robert E. Byerley, Jr.            15.0
                    David L. Chapman II               15.0
                    Gary White                        15.0
                    Ramona Taylor                      7.5
                    Others                            12.5
                                                     -----

                                                     100.0
                                                     =====

                    Subsequent  to  this  initial  allocation,  David
                    Chapman's employment   by the Company  has been
                    terminated  and  his 15  percent  share  of  the
                    residual  bonus pool  has  been reallocated,   resulting
                    in the following current distribution of the pool:

                    Name                           Percentage
                    ----                           ----------

                    Gary Kell                         20.0
                    James L. Crowson                  20.0
                    Robert E. Byerley, Jr.            17.5
                    Gary White                        17.5
                    Ramona Taylor                     10.0
                    Others                            15.0
                                                     -----

                                                     100.0
                                                     =====


                    Please call me if you have any questions.



                                          /s/ JESS HAY
                                            JESS HAY

               JH/vm



                                   Exhibit "B"

                     Stock Based Incentive Compensation Plan


   LOMAS                                                         Memorandum


- ---------------------------------------------------------------------------


   Date:       November 2, 1994


   To:         James L. Crowson
               Robert E. Byerley, Jr.
               Ramona Taylor
               Gary White


   From:       Jess Hay


   Re:         Stock Based Incentive Compensation Plan


               As you previously have been advised, the Compensation Committee of the Company's Board of Directors, in August 1994, approved a Fiscal 1995 "Stock Based Incentive
               Compensation Plan"  for the four of you and me.   A copy of
               the approved plan is appended as Exhibit A for your review and retention.

               You will note that compensation (if any) payable under the plan is based on the relationship between the average price of Lomas Financial Corporation's common stock during the first quarter of Fiscal 1995 ("the base price" as defined in the plan) and the average price of LFC's common stock during the month of June 1995 ("the year-end price" as defined in
               the  plan).   Appended as Exhibits B  and C,  respectively,
               are computations of the "base price" by Solomon Brothers Inc. and by our Treasury Department. Solomon's report (Exhibit B) indicates that the average closing price for LFC's stock during the three months ended September 30, 1994 was $5.44 per share, and our internal report (Exhibit C) fixes that average at $5.43. For your purposes, I suggest use of Solomon's $5.44 per share.

               Should you have any questions regarding the plan, please give me a call.

               Many thanks.


                                        /s/ JESS HAY
                                        Jess Hay



                                                          EXHIBIT A
                                                    (Memorandum  11/02/94)
                                                          Page 1 of 2




                           Lomas Financial Corporation
                   Proposed Stock Based Incentive Compensation
                        Plan for Senior Corporate Officers
                                   Fiscal 1995




   1)     Participants:

                    Name                 Salary
          ------------------------      ---------

          Jess Hay                      $450,000*
          James L. Crowson              $275,000
          Robert E. Byerley, Jr.        $220,000
          Gary White                    $220,000
          Ramona Taylor                 $130,000


          ------------------
          *For purposes of this plan, Mr. Hay's salary is deemed to be the sum of (i) his salary for the first six months of the year ($300,000) plus (ii) his consulting fees for the final six months of the year ($150,000).
          ------------------

   2) The concept of the proposed plan is to tie fiscal 1995 incentive compensation for the five participants directly to the performance of the Company's common stock and thereby to relate such incentive compensation to enhancement of shareholder value. Specifically, it is proposed that the amount of each participant's fiscal 1995 incentive compensation be based on the amount of appreciation realized during the year in the market price of the Company's common stock. As proposed, the process for determining the amount of such appreciation in the value of the Company's common stock and the resulting incentive compensation, if any, payable to the respective participants would be as follows:


          Step 1. The average price of Lomas Financial Corporation's ("LFC") common stock on the New York Stock Exchange at the close of each of the business days of July, August and September 1994 shall be determined and shall constitute the "base price."

                                                           EXHIBIT A
                                                      (Memorandum 11/02/94)
                                                          Page 2 of 2


          Step 2. The average price of LFC's common stock on the New York Stock Exchange at the close of each of the business days of June 1995 shall be determined and shall
                    constitute the "year-end  price";   provided,  at the
                    discretion of the Compensation Committee, the closing prices on the final two business days of June 1995 need not be included in determining the year-end price.


          Step 3.   The  relationship   between  the  year-end   price and
                    the base  price  shall   be  determined  on July  1,
                    1995, and then:


                                                      Then each participant
                                                      shall receive incen-
                                                      tive compensation in
                 If the year-end price               July 1995 equal to the
                represents as a percen-               indicated percentage
                tage of the base price               of his or her salary
                ----------------------               -----------------------

                 Less than 110 percent                         0.0 percent*
                           110 percent                        15.0 percent
                           115 percent                        22.5 percent
                           120 percent                        30.0 percent
                           125 percent                        37.5 percent
                           130 percent                        45.0 percent
                           135 percent                        52.5 percent
                           140 percent                        60.0 percent
                           145 percent                        67.5 percent
                           150 percent                        75.0 percent
                           160 percent                        90.0 percent
                           170 percent                       105.0 percent
                           180 percent                       120.0 percent
                           190 percent                       135.0 percent
                           200 percent                       150.0 percent


     --------------------
     *If no incentive compensation is payable under the foregoing formula, the Compensation Committee, in its discretion, nonetheless may elect to award individual bonuses to some or all of the participants
     based on  the Committee's   evaluation  of   each   participant's
     contribution   to  the achievement of the Company's objectives for
     fiscal 1995.
   --------------------

                                                          EXHIBIT B
                                                    (Memorandum 11/02/94)
                                                          Page 1 of 1


   Salomon Brothers Inc


   Lomas Financial Corporation


                       Daily Data   7/1/94 Through 9/30/94


                                   Price         Volume
                                                 (000)

                         High:     $6.25          393.2
                         Low:       4.50            5.6
                         Mean:      5.44           74.1


   Graphic material consisting of the computation of the "base price" by Salomon Brothers Inc based on the average closing price of LFC's common stock on the New York Stock Exchange during the three months ended September 30, 1994 relating to the Fiscal 1995 Stock Based Incentive Compensation Plan has been omitted in accordance with Rule 304 of Regulation S-T - General Rules and Regulations for Electronic Filing.


                                                                                       EXHIBIT C

                                                                                  (Memorandum 11/02/94)

                                                                                      Page 1 of 1

                                        LOMAS FINANCIAL CORPORATION
                                   COMMON STOCK CLOSING PRICES PER SHARE
                                      (JULY 1994 THRU SEPTEMBER 1994)


                      CLOSING                      CLOSING                       CLOSING
        DATE           PRICE          DATE          PRICE           DATE          PRICE
        ----          -------         ----         -------          ----         -------
      01-JUL-94        6 1/8        01-AUG-94         5          01-SEP-94        5 3/4
      05-JUL-94        6 1/8        02-AUG-94       5 1/2        02-SEP-94        5 7/8
      06-JUL-94        5 7/8        03-AUG-94       5 1/4        06-SEP-94        5 7/8
      07-JUL-94        5 3/4        04-AUG-94       5 1/8        07-SEP-94        5 3/4

      08-JUL-94        5 3/4        05-AUG-94       5 1/4        08-SEP-94        5 3/4
      11-JUL-94        5 5/8        08-AUG-94       5 5/8        09-SEP-94        5 3/4
      12-JUL-94        5 1/2        09-AUG-94       5 5/8        12-SEP-94       5 13/32
      13-JUL-94        5 1/2        10-AUG-94       5 5/8        13-SEP-94        5 5/8
      14-JUL-94        5 3/8        11-AUG-94       5 1/2        14-SEP-94        5 3/4

      15-JUL-94        5 3/8        12-AUG-94       5 3/8        15-SEP-94        5 3/4
      18-JUL-94        5 3/8        15-AUG-94       5 1/4        16-SEP-94        5 5/8
      19-JUL-94          5          16-AUG-94       5 3/8        19-SEP-94        5 5/8
      20-JUL-94          5          17-AUG-94       5 1/2        20-SEP-94        5 3/8
      21-JUL-94        4 1/2        18-AUG-94       5 1/2        21-SEP-94        5 1/2

      22-JUL-94        4 3/4        19-AUG-94       5 1/4        22-SEP-94        4 3/4
      25-JUL-94        4 3/4        22-AUG-94       5 7/8        23-SEP-94        4 7/8
      26-JUL-94        4 5/8        23-AUG-94       6 1/4        26-SEP-94        5 1/8
      27-JUL-94        4 7/8        24-AUG-94         6          27-SEP-94        4 3/4
      28-JUL-94        4 7/8        25-AUG-94       5 7/8        28-SEP-94        5 1/4

      29-JUL-94        4 7/8        26-AUG-94         6          29-SEP-94          5
                                    29-AUG-94       5 3/4        30-SEP-94          5
                                    30-AUG-94       5 7/8
                                    31-AUG-94       5 7/8

                   Average Daily Closing Price Per Share During The Period    $5.43